Exhibit 5

[KMZR LETTERHEAD]

March 7, 2005

Board of Directors

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Re:	Earle M. Jorgensen Company
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Earle M. Jorgensen Company, a Delaware corporation (the “Company”), in connection with the (a) preparation and filing of a registration statement on Form S-4, Reg. No. 333-111882 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related registration of up to 40,063,466 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Registration Statement also relates to, among other things, the solicitation of approval of the stockholders of Earle M. Jorgensen Holding Company, Inc. (“Holding”) of a merger and financial restructuring pursuant to (i) an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), as amended, by and among the Company, EMJ Metals LLC and Holding, pursuant to which (x) Holding will be merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving (the “merger”), and (y) (1) all issued and outstanding shares of Holding common stock, $0.01 par value, will be converted into shares of Common Stock, and (2) all issued and outstanding shares of Holding’s 13% Cumulative Preferred Stock, $0.01 par value (the “Series A Preferred Stock”) and Holding’s Variable Rate Cumulative Preferred Stock, $0.01 par value (the “Series B Preferred Stock”), will be converted into a combination of cash and Common Stock, as specified in the Merger Agreement and (ii) an Exchange Agreement, (the “Exchange Agreement”), as amended, by and among the Company, Holding, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA III-Earle M. Jorgensen, L.P., and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”), pursuant to which Holding’s Senior Variable Rate Notes will be exchanged by KIA IV for a combination of cash and Common Stock and warrants to purchase Holding common stock will be exchanged by KIA IV for Common Stock on a net exercise basis as specified in the Exchange Agreement. Capitalized terms used but not defined herein shall have the meanings as set forth in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers, and employers of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, as adopted by the Board and filed with the SEC on January 13, 2004 and amended as of April 8, 2004, December 22, 2004, February 11, 2005, and March 8, 2005, (ii) the Amended and Restated Certificate of Incorporation of the Company, (c) the By-laws of the Company, (d) the minutes of meetings of the Board of Directors of the Company, (e) the Merger Agreement and (f) Exchange Agreement.

In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Board of Directors

Earle M. Jorgensen Company

March 7, 2005

On the basis of the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that the issuance of the Common Stock has been duly authorized by all necessary action on the part of the Company, and when the merger and financial restructuring and the Merger Agreement has been approved by the required vote of the stockholders of Holding, upon issuance and delivery in accordance with the terms of the Merger Agreement and the Exchange Agreement and in the manner described in the Registration Statement, the shares of Common Stock will be validly issued, fully-paid and non-assessable.

Our opinion is limited in all respects to the Delaware General Corporation Law. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law. This opinion is given as of the date hereof and we assume no obligation to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

This opinion is furnished for use in connection with the Registration Statement and the issuance of the shares of Common Stock contemplated thereby and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose, without our express written permission. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the statement made in reference to this firm under “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, or that we are “experts” as that term is used in the Act or in the rules and regulations of the SEC.

Very truly yours,

/s/ Katten Muchin Zavis Rosenman

KATTEN MUCHIN ZAVIS ROSENMAN